FEE OFFSET AGREEMENT

      THIS FEE OFFSET AGREEMENT (this "Agreement") is entered into between First Trust Exchange-Traded Fund IV, a Massachusetts business trust (the "Trust"), on behalf of First Trust Enhanced Short Maturity ETF (the "Fund"), and First Trust Advisors L.P., an Illinois limited partnership ("FTA"), as of August 1, 2014.

                                   RECITALS:

       A. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), comprised of various exchange-traded funds, including the Fund.

       B. FTA is the investment advisor to the Fund pursuant to that certain Investment Management Agreement by and between the Trust and FTA, effective for the Fund as of July 25, 2014, (the "Management Agreement"), and is responsible for the selection and ongoing monitoring of the securities in the Fund's portfolio and certain other services necessary for the management of the Fund and is paid an annual management fee by the Fund.

       C. FTA desires to offset certain fees and expenses that are treated as "acquired fund fees and expenses" in accordance with Form N-1A by reducing the management fees otherwise payable to FTA by the Fund by the proportional amount of the Fund's acquired fund fees and expenses.

       D. FTA and the Trust desire to more fully describe and document the above-described fee offset for the Fund all in accordance with the terms and provisions hereinafter set forth.

      NOW, THEREFORE, IN CONSIDERATION of the foregoing facts and other good and valuable consideration, the parties hereto hereby agree as follows:

       Section 1. Offset of Fees. FTA agrees to offset "acquired fund fees and expenses," as such term is described in Form N-1A, attributable to the Fund from its investment in other investment companies managed by FTA, by reducing the management fees otherwise payable to FTA by the Fund pursuant to the Management Agreement by the proportional amount of the Fund's acquired fund fees and expenses so that the Fund will not bear the indirect costs of purchasing and holding shares of other investment companies managed by FTA. The aggregate amount of offset fees shall be accrued daily and paid on a monthly basis for the Fund but calculated on an annualized basis.

       Section 2. FTA-Managed Investment Companies Only. For the avoidance of doubt, this Agreement shall only apply to acquired fund fees and expenses that are attributable to the Fund's investment in investment companies that are party to an investment management agreement with FTA. This Agreement shall not be construed to apply to any acquired fund fees and expenses that may be attributable to the Fund from its investment in investment companies that are not party to an investment management agreement with FTA.

       Section 3. Accounting. FTA's fund accounting department shall develop and maintain appropriate internal accounting policies and procedures to monitor and calculate the aggregate amount of fees offset on a monthly basis for the Fund.

       Section 4. Term and Continuation. This Agreement continue until the earlier of (i) its termination at the direction of the Trust's Board of Trustees or (ii) upon the termination of the Management Agreement.

       Section 5. Notices. Any notice shall be sufficient when sent to the other party at the address of such party, set forth below such party's signature on this Agreement.

Address: First Trust Advisors L.P.     Address: First Trust Exchange-Traded Fund
         120 East Liberty Drive                 120 East Liberty Drive
         Wheaton, Illinois 60187                Wheaton, Illinois 60187
         Attention: W. Scott Jardine,           Attention: W. Scott Jardine,
         General Counsel                        Secretary

       Section 6. Entire Agreement; Amendments. This Agreement supersedes and abrogates all prior understandings, communications and agreements (whether written or oral) between the parties with respect to the subject matter hereof, and this Agreement constitutes the entire agreement between the parties with respect to such subject matter. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. No assignment by either party shall be of any force except with the prior written consent of the other party.

       Section 7. Governing Law; Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois (without regard to principles of law), including all matters of construction, validity, and performance; provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation of the Securities and Exchange Commission. If any provision of this Agreement shall be held or made invalid by a court's decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. The captions in this Agreement are included for convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

       Section 8. Massachusetts Trust. All parties hereto are expressly put on notice of the Trust's Declaration of Trust and all amendments thereto, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts, and the limitation of shareholder and trustee liability contained therein. This Agreement is executed on behalf of the Trust by the Trust's officers as officers and not individually and the obligations imposed upon the Trust or the Fund by this Agreement are not binding upon any of the Trust's Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund, and persons dealing with the Trust must look solely to the assets of the Fund for the enforcement of any claims.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FIRST TRUST ADVISORS L.P.

/s/ Mark R. Bradley
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Mark R. Bradley
Chief Financial Officer and Chief Operating Officer


FIRST TRUST EXCHANGE-TRADED FUND IV,
ON BEHALF OF FIRST TRUST ENHANCED SHORT MATURITY ETF

/s/ James M. Dykas
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James M. Dykas
Treasurer, Chief Financial Officer and Chief Accounting Officer